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                                                                      Exhibit 11


                      Dean Foods Company and Subsidiaries


                       Computation of Earnings Per Share
                      (In thousands except per share data)



                                     1995            1994              1993
                                     ----            ----              ----
Income before cumulative
  effect of changes in
  accounting principles            $80,059          $70,762           $68,409

Cumulative effect of
  changes in accounting
  principles                            --            1,179                --
                                   -------          -------           -------

Net Income                         $80,059          $71,941           $68,409
                                   =======          =======           =======

Weighted Average Number of
  common shares outstanding
  during the period                 39,890           39,737            39,613
                                   =======          =======           =======

Primary Earnings per share
  before cumulative effect
  of changes in accounting
  principles                       $  2.01          $  1.78           $  1.73

Cumulative effect of changes
  in accounting principles              --              .03                --
                                   -------          -------           -------
Primary Earnings Per
  Common Share                     $  2.01          $  1.81           $  1.73
                                   =======          =======           =======